Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 [Amendment No. 1] of our report dated July 16, 2021, except for footnotes 1 and 4, as to which the date is September 2, 2021, with respect to the audited financial statements of Aesther Healthcare Acquisition Corp. as of July 12, 2021 and the related statements of operations, changes in stockholders’ equity and cash flow statement for the period from June 17, 2021 (inception) through July 12, 2021. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

September 2, 2021